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                                                                    EXHIBIT 10.2

                       NON-EMPLOYEE DIRECTOR COMPENSATION

     The Wolverine Tube, Inc. 2001 Stock Option Plan for Outside Directors (the "Director Plan") provides for non-qualified stock option grants to non-employee directors. Under the Director Plan, each non-employee director initially receives a non-qualified option to purchase 5,000 shares of Common Stock upon first becoming a director, and is granted a non-qualified option to purchase 1,000 shares of Common Stock automatically on each anniversary of such director's election to the Board of Directors.

     The Director Plan is administered by the Administration Committee, which is composed of the members of the Board of Directors who are not outside directors. The Administration Committee also has the authority to grant options in lieu of any retainers or other compensation for directors, in addition to the initial and annual options grants discussed above.

     Options granted under the Director Plan have an exercise price on the date of grant equal to the fair market value of the Common Stock (as defined in the Director Plan). Options granted upon initial election to the Board of Directors vest at the rate of 33-1/3% per year, and options granted upon the anniversary dates of such election or any discretionary options granted vest immediately. Director Plan options have a term of ten years unless terminated sooner due to cessation of director status or otherwise pursuant to the Director Plan. No option granted under the Director Plan is transferable or assignable by the outside director other than by the laws of descent and distribution or to certain of the director's immediate family members or family entities. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. The Plan will expire in 2011.

     Non-employee directors receive a $30,000 cash retainer paid in semiannual installments. Also, each non-employee director receives $1,500 for each Board of Directors or committee meeting attended and an additional $1,500 for each such meeting chaired, and the presiding director receives an additional $1,500 per Board meeting attended for such service. Employee directors do not receive additional compensation for serving on the Board of Directors.

     On May 19, 2005, the Board of Directors agreed to a $1,500 reduction in their annual cash retainer, which is paid semi-annually, for the second half of calendar 2005. In addition, the Board of Directors and the Administration Committee of the Board of Directors granted to each non-employee director of the Company a non-qualified option to purchase 5,000 shares of the Company's common stock. This grant includes their annual automatic 1,000 option grant on the anniversary of such director's election to the Board and a discretionary 4,000 option grant.